Exhibit 99.2

CORPORATE PARTICIPANTS

Bob Gargus

Applied Micro Circuits Corporation - SVP and CFO

Paramesh Gopi

Applied Micro Circuits Corporation - President and CEO

CONFERENCE CALL PARTICIPANTS

Dan Morris

Oppenheimer & Co. - Analyst

Sandy Harrison

Signal Hill Group LLC - Analyst

Christian Schwab

Craig-Hallum Capital Group - Analyst

Christopher Longiaru

Sidoti & Company - Analyst

Aaron Husock

Lanexa Global - Analyst

Brian Thonn

Kingdom Ridge Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Fourth Quarter 2011 Applied Micro Circuits Corporation Earnings Conference Call. My name is Kiana and I’ll be your operator for today. At this time, all participants are in listen-only mode and later, we will conduct a question and answer session.

(Operator Instructions).

As a reminder, this conference is being recorded for replay purposes. And, I would now like to turn the conference over to your host for today, Bob Gargus, Senior Vice President and Chief Financial Officer. Please proceed.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you. Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I want to remind you that forward-looking statements discussed on this call, including guidance we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses, and certain other financial targets are limited or based on the information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements. Manufacturing supply availability, including product demand and mix, product development and introductions, design wins, the impact of workforce reductions, employee relations, and the integration of new or removed operations, risks resulting from macroeconomic conditions and markets and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31, 2010 or the Form 10-K for the year ended March 31, 2011 that is likely to be filed in the first two weeks of May. Our actual results may differ materially from these forward-looking statements. APM assumes no obligation to update forward-looking statements made on this call.

I want to point out that Applied Micro has several analysts to cover the stock and this creates a range of variability relative to the street financial models. When we say street estimates, we mean the consensus of the major analyst models and not necessarily the guidance which was given by the Company.

With that, I’m going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Bob, and good afternoon, everyone. Our March quarter revenues at $58.6 million were slightly above street consensus of $58 million, but were unfortunately down approximately 6% sequentially. Despite the decline in revenues over the last two quarters, we still grew full-year revenues in excess of 20% and we continue to deliver to our guidance or above.

For product revenues, we closed the March quarter with approximately 81% of the June quarter guidance already on the books. Furthermore, we have the September quarter more than half booked. Total book-to-bill for the March quarter was 1.04. We were counting on some big orders to come in on March 31 that unfortunately were not received until April 1. These orders totaled $8.3 million and if included, the book-to-bill would have been 1.2 times and the September quarter, which has strong sequential growth over the June quarter, would be approximately two-thirds booked at the end of March.

As a result of the Japan earthquake, the uncertainty of supplies surrounding substrates and other items coming from Japan has caused our customers to take a cautious approach to placing orders to ensure that a proper mix of components necessary to build out their end systems remains available. This process has been hampered by the uncertainty of various recovery schedules and the ability to determine second derivative effects.

Second derivative factors are where, as an example, a contract manufacturer needs 50 different components to build a board or product and while we would supply ours, it only takes one other component to be short or not available to cause the contract manufacturer to push out the other 49 components. The impact of the earthquake is expected to cause shortages around the late April or early May timeframe and will take until some time into the September quarter for shortages to abate. In the interim, everyone is cramming to get supply assurances and evaluate the second derivative factors. Determining the full effect of the Japan crisis is difficult and is a contributor to our cautious approach to the quarter.

Going back to the 81% visibility entering the March quarter, I would remind everyone that this turns number of approximately 20% is on par with the calendar year 2009 average of 20%, and far less than historical highs of 35%. The last calendar year, that is calendar year ‘10, was not a good year for comparisons because the first half shortages followed by excess inventory in the second half, made turns more related to supply constraints than new orders. The bottom line is that we believe the guidance I will supply at the end of this call has adequately taken into account all of the factors mentioned above.

I would remind everyone that we are seeing significant strength for the September quarter and that this is consistent with what we’ve been saying for the past two quarters.

Our long-term success remains a function of the new product pipeline. During the March quarter, we introduced two new products –

1)	Our PacketPro platform that represents our 40-nanometer TSMC customer-driven entry into the high-performance multi-core processing market that we told you about last quarter. And,

2)	our 100-gigabit soft silicon OTN system platform, which has already secured its first Tier 1 design win.

Our PacketPro family of products has exhibited the highest customer traction of any product in the history of our embedded processor business. PacketPro’s compelling economic features and scalability are poised to capture volume platforms in the dataprise, telco and small medium business markets. During fiscal year 2011, Applied Micro introduced eight new products, of which, five were processor SoCs. This compares to the four new products we did for all of last year and the two new products that we did the year before that. Our execution of new products that are anchored to lead customers in our large vertical markets continues to be strong and I am very heartened by our progress thus far.

Announcing new products does not mean a lot unless those products have a track record of success. I’d like to take this opportunity to elaborate on the success of the new products that we’ve introduced in the last few years. In fact, “new products,” those introduced since FY ‘08 contributed 20% of the September quarter’s revenues, 28% in December and grew to 37% in the March quarter.

Let me now turn to the details of the business starting with transport. The transport business is comprised of two verticals — telco and datacom.

Let’s start with a brief review of our telco business:

The March quarter saw transport revenues, excluding datacom, declined a modest 2% from $18.9 million to $18.5 million. Within this, we saw our switch business grow almost $4 million that was more than offset by declines in our OTN and SONET products. The OTN and SONET products each declined slightly more than $2 million each. I will remind everyone that we have previously communicated that the switch business is a business that grows in spurts. That is, in December, it was less than $0.5 million and, then, in March it was slightly over $4 million.

Let me turn for a minute to the macro view and why the telco market remains a strong, secular opportunity for Applied Micro. Calendar year 2010 and the early part of calendar year 2011 have seen IP traffic levels increased to a rate of roughly 11 terabytes per hour. This astounding figure can be largely attributed to tablet computing and video broadband in the home and is the impetus for the massive growth vectors in cloud computing, data centers and service provider optical networks. Calendar year 2011 through 2014 will see the Metro and Edge transition to packet optical platforms enabled by OTN. The Metro and Edge offer an expansion of market TAM by more than 3X the opportunity in the core. We have been predicting this for the last few quarters that this would begin in the second half of this year. For the March quarter, the book-to-bill for transport was 1.09 and if we included the orders received on April 1, it would be in excess of 1.4. I’m going to pause here to comment that I will be giving the book-to-bill ratios for each of the three main product lines in this call, as way are confirming the pattern we have been predicting and because of the uncertainties surrounding the Japan related supply concerns. Please note that we are not setting a precedent here and are likely not to do this in the future.

The key drivers for this transition to OTN is the Metro-Edge and the associated time expansion are:

1)	the proliferation of tablets and smartphones are putting pressure on 3 and 4G wireless networks that are creating backhaul bottlenecks. Carriers are completing upgrades to wireless network backhauls and are preparing for OTN expansion in the Metro and Edge.

2)	Streaming video services continue to grow and now exceed 15% of all internet traffic. Furthermore, network connectivity continues to expand into many tethered consumer devices such as DVD players, TVs and other devices and gives customers access to content supply — access to content suppliers a platform for software and firmware upgrades.

3)	40 and 100 gigabit per second in the backbone and 10 gigabit in the Metro-Edge are becoming a mainstream for supporting initiatives such as IT and service from providers such as Amazon. Data centers supporting financial institutions are also demanding increased compute requirements along with higher inter-and intra data center bandwidths. And,

4)	finally, the telecom carriers are facing increasing demand and costs while profits are shrinking. They have to find ways to deliver services more efficiently and it is clear that OTN has a major role to play with higher speeds, higher densities, and lower power than existing SONET platforms.

APM achieved a significant milestone this past quarter. We shipped our one millionth OTN port. Equally notable is the fact that these shipments are all at 10-gigabit per second. We see an accelerating trend going forward for adoption and growth of OTN through the core and into the rest of the service providers’ telco network. It is clear that the market migration to OTN is a fait accompli. It is our belief that the Metro build out will commence the second half of this calendar year. Again, the migration of these networks is not characterized by a smooth straight line ramp but rather by a ramp-pause-ramp cycle.

As a proof point of the aforementioned, one can examine the 40/100-gig upgrade cycles at AT&T, Verizon, British Telecom, France Telecom, China Telecom and various other 4G LTE-driven deployments worldwide.

Another proof point is that ROADM platforms, key enablers for carrying increased traffic, are quickly becoming the majority of WDM systems shipped into the Metro and core networks. If you track these aforementioned systems to our customers and confirm our presence in them, it is easy to see that calendar year 2011 promises to be a growth engine for our OTN business. We expect the first signs of a Metro inflection point to occur in the second half of calendar year 2011. The key beneficiary will be the suppliers of Edge routers and optical switching equipment with 40 and 100-gig capabilities. These include ALU, Ciena, Cisco, Huawei, Juniper and ZTE - all of which are applied micro customers.

From a design win perspective our Yahara solution continued to win key transponders, as well as multi-port, multi-service cards for various Tier 1 platforms with five new designs during the quarter, including additional wins at ALU and Fujitsu. Finally, our breakthrough 40-nanometer PQX platform, along with the latest derivative, the PQX-U, continued to secure leading-edge designs at market leaders during the March quarter.

I’m also pleased to announce that we have secured an additional four design wins for our 100-gigabit soft silicon platform to our TPack acquisition. Remember that our strategy has been to provide full system engineering support for telco platforms with a combination of our Soft-Silicon FPGA components, our PQX family and our mixed signal and analog components. The Soft-Silicon design wins are a clear indication that this strategy is being well-received by our customers as it gives them a path that can span multiple years with a trusted supplier. We are also pleased to announce that our system engineering and services model now supports multiple FPGA vendors, thereby enhancing our value proposition across our customer base and giving our customers freedom to value engineer all of their platforms. As we’ve stated before, Applied Micro Products enable virtually every major announced OTN platform. Our design win traction remained strong throughout the March quarter.

Turning now to our datacom business:

Overall, our datacom product revenues were flat quarter-to-quarter at approximately $5.1 million. During the quarter, we recorded 10 new design wins. This quarter, we expect revenues to be down sequentially due to lead times that are, in part, fueled by the Japan crisis.

In summary, March quarter revenues, while flat, showed solid demand, even in an inventory correction-oriented period. Clearly, customer interest in our products and new technologies, based on their value propositions, remains high. In fact, the book-to-bill for datacom exceeded 1.3x.

Now, turning to our embedded processor business:

Processor revenues declined, as expected, from $33.2 million to $30.4 million or 8% sequentially in the March quarter. We are pleased to announce that we have secured a high-volume data center switch platform at one of the world’s top tier networking OEMs with our new line of PacketPro products which incorporates the world’s first TSMC-based 40-nanometer power architecture cores and our scalable interconnect fabric that was announced last quarter. Our platform was chosen for its low TCO — that is, size, power, and cost. These three aspects are crucial to building a scalable rack-based service switch for data centers. To complement this large and meaningful design win, we also secured key design wins with both storage networking OEMs and a large service provider gateway platform OEM. These two design wins perform converged ethernet and fiber channel switching and cloud media delivery, respectively. Finally, we were awarded our third NRE bearings CSSP — customer specific silicon platform for a Tier 1 imaging and hardcopy vendor. Our unique combination of high-performance multi-core IP, our packet and protocol processing IP and our high-performance serial I/O and analog combined to make a winning and compelling total cost of ownership proposition for our customers. Our design win pipeline is growing nicely. I’m extremely proud of how our processor business has vectored and we are actively taking share from our competitors as we drive price, power and performance advantages. I estimate our new TSMC-based cores have generated design wins that amount to almost $80 million of business over the next four to five years. And, this was just design wins during our March quarter. We are extremely excited about the future of our processor business.

Now, I’ll turn the call over to Bob. Bob?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thanks, Paramesh.

Fourth quarter revenues were $58.6 million, down $3.8 million, or 6.1% compared to the prior quarter and up $1.0 million or 1.7% from the same quarter a year ago. Within the $58.6 million of revenue, we saw our processor, transport and licensing revenues all decline. Processor revenues were $30.4 million and decreased $2.8 million, or 8%, transport revenues were $23.6 million and decreased by $0.5 million or 2%, and licensing revenues were $4.6 million and decreased by $0.5 million or 10%. The product only revenues were $54 million and were down 5.8% sequentially from last quarter.

Sales to North America accounted for approximately 36% of total revenues, sales to Europe contributed 20% and sales to Asia contributed 44%. There were two subcontractors that represented 10% or more of the March quarter revenues. Hon Hai at 13%, in the December quarter they were 16%; and Flextronics at 11% and Flextronics was a little less than 10% in the December quarter. Additionally, there was one distributor that was more than 10% and that’s Worldwide Avnet which accounted for 19% (in the December quarter, they were 35%) of total revenues for the March quarter.

Distributor revenues for the last quarter were approximately $26 million compared to $29.7 million for the prior quarter. We ended the quarter with approximately 80 days in the channel based on the March quarter sell through numbers. I remind you that we wanted to reduce the inventory in the channel by $4 million and we did actually lower the inventory by $3.6 million. Unfortunately, the sell through also weakened at about the same rate and hence, the days, March versus December, remained at approximately 80 days. In particular, the month of March was weak and was likely impacted by the Japan earthquake. So, while the distributor sell through remains weak, we saw our direct business continue to grow and we closed the March quarter with 81% visibility into the June quarter and with over half of the September quarter targeted revenues in backlog or about two-thirds if we counted the orders mentioned that were received on April 1. We expect the distributors to see the same pickup in the September quarter over the next 30 to 60 days. And, over the next few quarters, we would expect to drive the inventory levels in the channel down to a more normal 50 to 60 days.

Turning to the P&L, our fourth quarter non-GAAP net income from continuing operations was $2.7 million or $0.04 per share compared to the non-GAAP net income from continuing operations of $6.8 million or $0.10 per share for the prior quarter. Our non-GAAP operating margin was 2.5% of revenue and decreased 6.2 points from the 8.7% achieved in the last quarter.

Our non-GAAP EBITDA for the quarter was $3.7 million, 6% of revenues, compared to $7.6 million or 12% of revenues for the prior quarter. The fourth quarter non-GAAP gross margins, including licensing, was 62.3% compared to 67.2% for the December quarter. This was lower than our guidance of 66.5% to 67.7%. Approximately $2.8 million accounts for the drop in gross margins from the 67.2% guidance to the actual gross margins of 62.3%. The reductions in margins was due to two items:

1)	an unfavorable product mix where we had almost $4 million of higher switch revenues and corresponding lower transport revenues that contributed $1.3 million to this; and

2)	a new processor product had a quality issue that required expensive system-level testing to properly screen out bad parts before we could ship to customers. Quality is very important to us and this issue cost us $1.5 million during the March quarter. This will be a factor for the next six months as we work through this issue.

Looking forward to the June quarter, we are expecting overall gross margins to be approximately 62% plus or minus 0.5 point. This is basically flat with Q4 and I will remind you that the quality issue will take approximately two quarters to fix and then this will be a fix going into inventory, so it will take another quarter for it to flow out to the P&L. The higher switch revenue experienced in Q4 is expected to continue in the June quarter.

Non-GAAP operating expenses from continuing operations were $35.0 million compared to our guidance of approximately $37.0 million plus or minus $0.5 million. The operating expenses were lower than expected, primarily because we reversed performance bonus accrual of approximately $1.3 million to adjust for actual achievement. Additionally, we received approximately $400,000 in NRE refunding that was recorded as an expense offset.

For the June quarter, we expect our operating expenses to be in the range of $36 million plus or minus $0.5 million. This sequential increase is primarily due to the one-time reversal of the bonus for the March quarter that will not be repeated in the June quarter.

Our interest and other income was $1.2 million. Interest income is expected to be approximately $1.1 million for the June quarter and we expect our tax rate to continue at the 3% rate for the next several quarters. The diluted share count for EPS purposes was 65.7 million shares. The decline in share count compared to last quarter was primarily due to the effect of the approximately 2.5 million shares that we bought back in the December [September] quarter and additional 1.7 million that we bought back during the March quarter. Repurchasing shares is a great use of our cash and consistent with our positioning for the future. For the June quarter, we expect our share count to be approximately 66 million depending on the stock price and shares repurchased during the June quarter.

Turning to the balance sheet, our cash and investment totaled $168.1 million or $2.56 per share at the end of the fourth quarter. A decrease of approximately $22.1 million from the December quarter. This decrease relates primarily to cash paid for stock buybacks of approximately $16.8 million and investments in working capital of $11.2 million, mostly accounts receivable and inventory, offset by the cash generated from operations, excluding the change in working capital, of $6.3 million. Cash paid for capital expenditures, including capitalized mask during the quarter, were $1 million and our related capital depreciation, including capitalized mask for the quarter, was $1.8 million. You can refer to our cash flow statement in the earnings release for more information.

Our working capital is approximately $187 million compared to the $200 million we had at the end of December and we have no long-term debt. Our DSO is at 31 days. We expect this measure to be in the range of 30 to 42 days going forward.

Our overall inventories at the end of March were $26.6 million, an increase by approximately $4.2 million net, consistent with our internal plan. Our inventory turns for the March quarter were 3.3x. We had told you last quarter that we would build inventories over the next (two) quarters and we expect inventory turns to decline to the 3.0x level as the year progresses. Our inventory buildup and declining turns is consistent with that intent. Inventory and lead time issues continue to be challenging and the issue has been further compounded with the disruption of the global supply of substrates resulting from the Japan earthquake. Our indications are that the lead time issues and product shortages associated with the substrates will be a factor in the June quarter, but should be back to normal by the end of the September quarter.

Turning to GAAP.

As you know, our non-GAAP financials exclude certain required items by GAAP such as amortization or impairment of purchased intangibles and goodwill, items related to other-than-temporary impairment charges of our investment portfolio, impairment of strategic investments, stock-based compensation expense, restructuring charges, acquisition-related charges and non-cash tax adjustments. The timing, occurrence and magnitude of such items can be difficult or impossible to estimate for future periods. Our net loss on a GAAP basis was $4 million versus a net loss of $2 million last quarter. The difference in our fourth quarter GAAP net loss of $4 million and the fourth quarter non-GAAP net income from continuing operations of $2.7 million is a delta of $6.7 million.

This $6.7 million primarily comprised of the following — one, $3.8 million in stock-based compensation and $5 million of amortization of purchased intangibles, respectively, a total of $8.8 million offset by approximately $2.1 million of adjustments related to the sale of previously other-than-temporarily impaired investment securities, restructuring charges and GAAP to non-GAAP tax adjustments. The stock-based compensation expense is lower relative to prior quarters, primarily due to the true up of the stock compensation expense based on the current year EBITDA attainment.

Looking forward to the June quarter, we can expect certain known GAAP charges, such as the stock-based compensation and amortization to purchased intangibles to continue. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release which can be found in the investor relations section of our website. Please note that there’s no reconciliation for forward-looking GAAP measures.

That concludes my remarks. Let me turn the call back to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks Bob. Bob already provided you with first quarter guidance for the OpEx and gross margins. In our last call, we guided to our revenues being down in March and then being up in the June quarter. In fact, the current street models for us are around $62.2 million in the June quarter. Because of uncertainties related to the Japan earthquake, we want to be conservative and guide for revenues to be $60.5 million, plus or minus $2 million. The $60.5 million represents 3% sequential growth. I want to stress one more time that all the fundamental drivers in our business are intact and the market development and timing appears to be tracking to the projections we made two quarters ago. Evidence of this can be seen in the strength of our September quarter number, which is well ahead of pace in terms of bookings. It is this backlog and its strength that confirms our general belief that the OTN market will pick up and that deployments in the Metro will begin in the second half of the calendar year. I would like to reiterate that we have a great fundamental secular growth story. We remain bullish about our business prospects and the outlook for our next fiscal year.

In fact, to recap, we see several growth drivers for the business:

1)	3G and LTE wireless growth continues to be strong through the early part of this calendar year. This phenomenon will definitely drive the transition to OTN networks worldwide.

2)	As OTN deployment into the Metro and the Edge portions of the network begin and, in fact, accelerate, we will benefit from our pipeline of numerous design wins on many major platforms. Remember that the Metro and Edge portion of the network is the largest and represents almost 3 times the opportunity that existed last year for OTN core networks.

3)	Our processors have registered several design wins in the enterprise and consumer segments that will either ramp more aggressively or begin shipping in the next few quarters. And

4)	our datacom PHYs continue to grow and will receive a boost in the second half of this fiscal year as the 10g based T PHYs market begins to deploy.

I want to close by stressing that we are well-positioned to capitalize in the secular growth markets we have identified. Our long-term prospects remain intact and we continue to execute to our plan. I want to remind everyone that we had a very good fiscal year 2011 with revenue growth in excess of 20% year-on-year and our EPS improved from $0.16 last year to approximately $0.42. Our overall profitability needs to improve but our progress has been excellent by almost any metric. Furthermore, I believe we’ve achieved a critical balance between investing for future growth and improving our overall profitability.

Looking into FY ‘12, we believe that we will maintain our product revenue growth trajectory of 15% or better for the year. I will remind everyone that we will lose the $12 million annual licensing revenues from Qualcomm in FY ‘12. But, this will be partially offset by having TPack for the full year, which adds back $6 million to $7 million, translating to a net decline year-over-year of $5 million to $6 million in licensing revenues. Based on this revenue model, we should return operating margins of approximately 15% or greater in the third or fourth quarter of this fiscal year.

With that, let me turn the call over to Bob for Q&A. Bob?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you, Paramesh.

One thing — I think earlier I mentioned in the call, 2.5 million shares that we bought back and I said the December quarter and an additional 1.7 million that we bought back in the March quarter. The 2.5 million was actually in the September quarter, so I wanted to correct for that.

And, before I turn it over to the Q&A, let me specifically recap our guidance for the June quarter:

1)	Revenues of $60.5 million plus or minus $2 million,

2)	total gross margins of 62%, plus or minus 0.5 point,

3)	OpEx of $36 million plus or minus $0.5 million,

4)	interest income of $1.1 million,

5)	tax rate of 3%, and

6)	finally, share count of approximately 66 million.

And, all of that above or all this above should give you approximately $0.04 in EPS depending if you take the centerline of all of those things. This concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(Operator Instructions) And our first question comes from the line of Dan Morris with Oppenheimer & Co. Please proceed.

Dan Morris - Oppenheimer & Co. - Analyst

Hi, guys, thanks for taking my questions today. First off, could you talk a little bit more about the quality issue that impacted gross margins? If you could give a little bit more color on when you identified it? If the correction is in place or fix is in place? And will that $1.5 million hit be level over the next six months?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So the $1.5 million relates to a processor chip that experienced some failures in the field. The customer flagged it to us and the short-term fix was to put in place a screening process which is expensive to take each and every chip and screen stuff out. And hence that cost because the quality is very important to us and because the customer was beginning to ramp. So, we believe that it will be at about that level, if you want, for the next two quarters, because there was also some startup costs associated with the capital and stuff to put in place the testing platforms. We believe that we have a fix for it.

But we will have to demonstrate the fix to the customer before the customer will relieve us of the requirement to do the system level test. So, that will take place over the next one to two quarters. And so we’re hoping that two quarters from now, roughly, we’ll be out of the system level test requirement. And then the improvement will start to flow into the inventory and out to the P&L.

Dan Morris - Oppenheimer & Co. - Analyst

Okay, great. That was helpful. And then on the metro inflection that Paramesh talked about. It was nice to see the book certainly bill for that September quarter. I’m assuming that’s where a lot of that build is for that Metro inflection. If you could just clarify that. And is it the case that, maybe talking about that $8.3 million order, are you actually seeing from a small number of customers or is it a handful or is it a number of customers that are placing those orders that gives you confidence in the inflection?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So the $8.3 million is really reflected in just a couple of customers, as anything that is big like that would probably be. But we are, in general, seeing strength for the September quarter across the board, particularly in several of the different transport customers. So hence the phrasing that we use relative to — we’ve said for two quarters that we thought the Metro would start to ramp in the second half of this year. And it looks like there is some very positive signs, macro conditions aside for a minute, that that’s likely to occur.

Dan Morris - Oppenheimer & Co. - Analyst

Okay, great. Then with the disti levels coming down to $26 million, that you talked about, Bob, how should we think about those disti levels in this next quarter?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I would like to see it stay somewhat flat while hopefully, the sellout and that increases. So that the days could go down. Because, while we achieved the drop in dollars that we wanted, we didn’t get the days down as much as we would like. But that said, I do believe that they’ll see, in the next 30 or 60 days, the same kind of increase for the September quarter that we saw from a number of the direct customers. And when that starts to flow into them, I think they’ll place additional orders on us. And as a result of that, I would expect their September sell-through to go up appreciably and that alone should drive the days down and get us back in balance almost.

Dan Morris - Oppenheimer & Co. - Analyst

Okay, great. Thanks, guys.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Operator? Are there any more questions?

Operator

We now have a question from Sandy Harrison with Signal Hill.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay.

Sandy Harrison - Signal Hill Group LLC - Analyst

Thanks, guys. Paramesh, you’ve talked about a couple of the new products and now you’re starting to see the 40-nanometer products come through the microprocessor and you’ve talked about how TPack’s going to leverage the OTN. As you guys look into your crystal ball, as to what’s next in the progression of products, what are you guys seeing as an area of opportunities that you’ll be able to leverage these products that you’ve introduced and you’re starting to see success in?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

I think you know at a very first order kind of level, we’ve got to kind of start to move to take TPack and the big wins we’ve scored in early 100-gig market and try to migrate them more into the ASSPs going forward, which is kind of the stated goal that we’ve gotten. That’s a significant amount of work. But you know one of the big things that we’ve noticed is that TPack, without our PQX products and our multi-port PHYs that we’re building today is kind of — the relevance becomes less if you don’t have the entire portfolio. So obviously you know, as we move and look at these line cards, there’s obviously ways for us to make sure that we have the right positioning in place to integrate more of the line card relative to clocking like we’ve done in Yahara. And in the future, there’s things like optics and/or drivers that will start to make a lot more sense for us as we continue to expand our footprint in terms of integration at the line card levels.

So, to recap, we have TPack at a very high level relative to software and programmability, we have processors that are all our multi-core processors that are on the same kind of line card, we have our framer or mapper PHY devices. We’ve integrated clocking like we did with Yahara and PQX. And then the next, obviously, the next logical pieces are things like analog components on the board relatively close to the optics. So that’s the overall vision that we have. To make sure that we can give the most value engineered system solutions for the telco and data center box.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

A simple way to say it, Sandy, is we use the portfolio we have to get a foothold and then we look for each and every opportunity we can to integrate things that surround us and make a more and more compelling solution for the customer.

Sandy Harrison - Signal Hill Group LLC - Analyst

Got you. And then, Bob, you went through pretty quickly or Paramesh, I’m not sure, I couldn’t remember which one, you went through quickly the transition from Qualcomm and the revenues you’ve been getting there for licensing and how that’s transitioned into TPack. What are the mechanics on that? And then modeling going forward, what should we be thinking of from that perspective?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay, so the mechanics on that are — first I’ll do the full year. For the full year we’ll lose the $12 million that we were receiving from Qualcomm.

Sandy Harrison - Signal Hill Group LLC - Analyst

Yes.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay? And so then what you’re left with is TPack being $8 million to $10 million roughly, for the year, in that range, and then, we’ll get $1 million to $2 million of some royalty or profit sharing from the patents that we sold and stuff like that. And we may sell some additional patents as the year progresses. So I think most of the street models should have a number between $10 million and $12 million for total licensing revenue that compares to the $16 million plus that we had this year. So, it will be down about $5 million year-to-year.

Now, in terms of seasonality, TPack is right now in the kind of sub-$2 million range ramping as the year progresses. And then to the extent that we get $1 million or $2 million of profit sharing from the other licensees that we sold the patents to, that’s kind of hit or miss. That kind of hits in the quarter where we’ll get $0.5 million or something and then goes away. For the June quarter here, I would probably target about $3 million in total licensing revenues — combination of TPack and stuff from the other guys that we’re aware of right now.

Sandy Harrison - Signal Hill Group LLC - Analyst

Got you. Thanks for that. And then lastly, on TPack, you had talked in prior quarters about qualifying multiple FPGA suppliers for the chip side of this, how is that going and have you guys been able to leverage that with your existing provider in that space?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes, I think as I said on the call, I think we’re now past the notion of having support for only one FPGA platform. Pretty much all of our outlook going forward, in fact, this is already fait accompli for us, is dual or discrete price source for FPGAs. So we want to make sure that our customers have all the appropriate levers to extract value out of whatever FPGA vendor they want, while we provide the base IP.

Sandy Harrison - Signal Hill Group LLC - Analyst

Great. Thanks for taking my questions, guys. Appreciate it.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thanks, Sandy.

Operator

Our next question comes from Christian Schwab with Craig-Hallum Capital Group. Please proceed.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Bob, when gross margins are, I guess little bit less than what we assumed they would be, a lot less, when do you think gross margins can improve? Or are the quality issues and mix issues — should we be thinking despite some of the stronger licensing revenue, that this is more of a 62% gross margin business for a while?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I think that’s a good planning number to be conservative, Christian. I think that, as we’ve indicated if the OTN stuff starts to pick up in the September quarter and out, then obviously that will have a favorable impact to our gross margins. A little bit of the unknown right now is we’re starting to get some good design win traction that can ramp more abruptly or quicker, the consumer and small medium business side of the coin. And as I’ve indicated before, those are at lower gross margin levels. I think that’ll start to become a lot clearer to us about 90 days from now. So, for now I would say something where you keep gross margins flat would be the best guess I could give you right now.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. And then we’ve kind of done a fabulous job of getting our business right quarter-to-quarter and I guess thoughts on the street now for three quarters in a row has kind of gotten the next quarter wrong. When do you see the supply chain issues completely — the bookings remain kind of strong, but the revenue number that is off shrinks a little bit. When do we see — when is it logical that we could see strong sequential revenue growth? Does it take until the December quarter in order to get the quality issue, the supply chain —

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Yes, so one of the —

Christian Schwab - Craig-Hallum Capital Group - Analyst

— figured out — channel inventory days down from 80 to 50? All of those kind of moving parts, is that when the inflection ramp starts?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

No. Go back into the call, what we said was that counting those orders that were received on April 1, for a minute, that we were two-thirds booked for the September quarter; a quarter which had strong sequential growth over the June quarter.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Perfect.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So I think all your street models show that. I think they pretty much show roughly double-digit growth over the June quarter. And so without giving September guidance at this point, I’ll just say with something that’s in the range of being consistent with that, we’re two thirds of the way booked one day into the quarter for two quarters out, which is really, really pretty good.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Perfect. Great. No other questions. Thanks.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay.

Operator

And our next question comes from Christopher Longiaru with Sidoti & Company. Please proceed.

Christopher Longiaru - Sidoti & Company - Analyst

Hey, guys. Congratulations on the design wins and the bookings.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thanks, Chris.

Christopher Longiaru - Sidoti & Company - Analyst

My — just piggybacking on the last question, what is a normal rate? Just remind us what a normal timeframe is for your orders as opposed to this? This seems pretty, pretty far out to be having orders for September already.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

It is. Back when there were shortages and customers were having to place orders given much, much longer lead times, we were roughly in the — anywhere from the 80% to 100% visibility for the current quarter and approximately 50%, or almost 50%, for the quarter plus one. Okay?

Christopher Longiaru - Sidoti & Company - Analyst

Okay.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

If you go to a timeframe further back than that, we used to have to do like 35% turns, so we’d be like 65% booked for the current quarter and then we were usually only about a third booked for the quarter plus one. So right now, I would say, if you asked me what our long-term normal would be, it’s probably something like about 80% booked for the current quarter, 75% to 85%.

Christopher Longiaru - Sidoti & Company - Analyst

Okay.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

And then, for the following quarter, anything from 40% to 55% would be pretty normal. Booking anything above that would be very good.

Christopher Longiaru - Sidoti & Company - Analyst

And are you seeing those order rates continuing to elongate at this point?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Not necessarily, okay? I think part of the reason why we’re building the inventory is because many of the larger customers have been telling us that now that lead times have come back more to normal, the Japan situation aside for a second, that they expect us to be able to ship product in a lot less than the 25 week lead times that one of our vendors was quoting them.

Christopher Longiaru - Sidoti & Company - Analyst

Okay.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So the only way I have to offset that is by, unfortunately, putting a bunch of inventory on the balance sheet to buffer that. And that’s exactly what we’ve been doing for the last two quarters and will do for another quarter plus here until we get that in balance.

Christopher Longiaru - Sidoti & Company - Analyst

Okay. My other question is the TSMC-based processors. It seems like 80 million in design wins in the March quarter is much earlier than you would expect it. Are we expecting to see revenue from this a little earlier than you expected or is that timeframe that you had given still the same?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I think those design wins are, for the most part, indicative of stuff that will start to show up about a year later and probably gets more to the meat of it about 18 months later.

Christopher Longiaru - Sidoti & Company - Analyst

Okay.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

But it’s still a good sign and if you think about what Cavium used to give these kinds of numbers to be demonstrative of the kind of growth that they would have two years out or so and hopefully we’re on the same kind of path here so that, that will manifest itself between the one and two years and you’ll be able to see it. But it’s more meant to kind of be a proof point to show that the products are being well-received in the market and we are getting design wins. Maybe it’s not turning the revenue as fast as we would all like, but nonetheless, its coming and it clearly shows the justification of the R&D dollars.

Christopher Longiaru - Sidoti & Company - Analyst

Great. That’s all I have for now. Thanks guys.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay.

Operator

And our next question comes from the line of Aaron Husock with Lanexa Global. Please proceed.

Aaron Husock - Lanexa Global - Analyst

Hi. Great. Thanks for taking my question. Could you just help me understand the gross margin guidance a little bit better? If I think about it, you have a meaningful step down in IP revenue, which I estimate is about 120 basis points sequential drag. It seems like you’re extra testing costs are going to stay the higher switch revenue stays. So what’s getting better in June compared to March to help offset the decline in IP revenue and that impact on gross margin? Is it a large shift to transport it as a percentage of product revenue?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

This is the time of the year where we also get cost reductions from our suppliers that start to kick in. So, we have some of that. We do have mix. Sometimes you can also have mix that’s just between customers because sometimes the margin’s much better for one customer on the same product than it is on another. So a number of those factors are going into it. But we’re pretty comfortable. And remember, we did $4.5 million in licensing and the step down is to about $3 million this quarter.

So we didn’t step down from $4.5 million to $1.5 million, we stepped down from the $4 million to $3 million in rough terms, is the guidance that I gave here. It may drop from that $3 million to $1.8 million, $2.0 million, something like that in the September quarter, but for now, it’s around the $3 million range for this quarter. And then, the $1.5 million we experienced for the quality problem, yes, it will probably be a little less than that. But it’s in that range because there will be some startup costs that we had associated with that I won’t have to duplicate. So maybe that’s only $1.2 million, but $300,000 can still be 0.5 point in rough terms on the gross margin.

Aaron Husock - Lanexa Global - Analyst

Great. Thank you.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay.

Operator

(Operator Instructions) And our next question comes from Brian Thonn with Kingdom Ridge Capital. Please proceed.

Brian Thonn - Kingdom Ridge Capital - Analyst

Hi, guys. Thanks for taking the call. In your prepared comments, you talked about the potential for shortages in say, late April, early May that could stretch into the — maybe September quarter. Obviously, we’re right at the end of April now, can you just drill down a little bit in terms of what you’re seeing or what you’re hearing? Are these known knowns? Do you have a pretty good idea where these shortages could occur that could slow you down? Or is it just a matter of trying to put some probabilities on some things and coming up with a good number?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So let me deal with the macro environment relative to that. The thing that impacts us the most is what they call the BT resins. And the vendor for that has their fab back up and running. It’s running at somewhere around 25%, 30% of capacity is what we heard, this is maybe a week or two old. And was ramping to where they thought by the end of June they’d be back up to about 100% and then during the September quarter, they would be able to get caught up. So, we have that as one if you want outline.

The second is our ops department was very good about very quickly getting in and getting supply and working with IBM to make sure that we would get supply. And so, we feel that we have those things abated enough to make it through the June quarter and then the things, like I said, should be caught up during the September quarter. So give or take a small amount, we think we’re in the hunt for everything that we’ve gone through in a pretty regimented, thought out and detailed out kind of manner.

Brian Thonn - Kingdom Ridge Capital - Analyst

But it’s still unclear what the indirect impacts could be if others are going to leave you stranded on the board?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I’m not sure that they will, okay. Because I think our customers have factored that in themselves now. Now nobody can predict it completely, but we’ve been in close contact with our suppliers. That’s why we de-risk, if you want to call it that, the June quarter guidance that we gave. So, I think we’re going to be fine for the June quarter. I think all the factors that you’re talking about, we’ve built in to where I’m pretty comfortable with the number or the guidance that we gave.

Brian Thonn - Kingdom Ridge Capital - Analyst

Great. And then, if I could just ask one last clarifying question. On your June book number, I believe you said it was 81% at the end of the month?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Yes.

Brian Thonn - Kingdom Ridge Capital - Analyst

The end of March and the incremental $8.3 million, it did or did not have anything that went into the June quarter?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

It was all for the September quarter and beyond.

Brian Thonn - Kingdom Ridge Capital - Analyst

Okay great. Thanks so much.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay. Thank you.

Operator

There are no further questions at this time. I would now like to turn the call back over to Bob Gargus for closing remarks.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you. We’d like to thank all of you for your participation today. There will be an audio replay of this call available on the investor relations section of our website. You can also access the audio replay of this conference call by calling 888-286-8010 and entering the reservation number 19764072. We will also file a copy of this script in an 8-K with the SEC in the next few days. Please feel free to call me if you have any additional questions. Again, thank you for your participation on the call today and have a nice evening.

Operator

Ladies and gentlemen, that concludes today’s conference. You may now disconnect. Have a great day.